EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PULTE HOMES, INC.,

PI NEVADA BUILDING COMPANY

and

CENTEX CORPORATION

Dated as of April 7, 2009

-ii-

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     AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2009 (the “Agreement”), among Pulte Homes, Inc., a Michigan corporation (“Parent”), Pi Nevada Building Company, a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and Centex Corporation, a Nevada corporation (the “Company”).

     WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

     WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (c) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend to its stockholders approval of the Charter Amendment and the Stock Issuance;

     WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, as an inducement to the parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement certain of the directors and officers of the Company and Parent are entering into separate Voting Agreements pursuant to which they have agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Voting Agreements”);

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Nevada law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

     Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the articles of merger (the “Articles of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the NRS with the Secretary of State of the State of Nevada. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Nevada, or at such later time as is agreed between the parties and specified in the Articles of Merger in accordance with the applicable provisions of the NRS (such date and time is hereinafter referred to as the “Effective Time”).

     Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the NRS.

     Section 1.5 Articles of Incorporation and By-laws of the Surviving Corporation.

     (a) At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.10; provided, however, that Section 1 of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “Name of Corporation: Centex Corporation.”

     (b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.10.

     Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

     (a) Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value $.25 per share, of the Company (together with the preferred share purchase rights granted pursuant to the Company Rights Agreement (the “Company Rights”)) outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares shall thereupon be converted automatically into and shall thereafter represent the right to receive 0.975 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.01 per share (“Parent Common Stock”), including the preferred share purchase rights granted pursuant to the Parent Rights Agreement (the “Parent Rights”), of Parent (the “Merger Consideration”). All references in this Agreement to Parent Common Stock shall be deemed to include the associated Parent Rights unless the context requires otherwise. As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b) .

     (b) Cancellation of Shares. Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any other Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

     (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

     (d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of Parent Common Stock equal to the product obtained by multiplying (A) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder, and rounding such fractional share interest to four decimal places) would otherwise be entitled by (B) the per share value calculated as the average of the closing sale prices of one share of Parent Common Stock for the five most recent days that the Parent Common Stock has traded ending on the last full trading day immediately prior to the Effective Time. The parties acknowledge that payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. As promptly as practicable after the determination of the aggregate amount of cash, if any, to be paid to holders of Shares that would otherwise receive fractional shares of Parent Common Stock, the Exchange Agent shall so notify Parent, and Parent shall reasonably promptly thereafter deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders without interest, subject to and in accordance with the terms of Section 2.2.

     (e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change.

     Section 2.2 Exchange of Shares.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger

Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, the Restricted Shares and Restricted Stock Units, certificates representing the shares of Parent Common Stock issuable pursuant to Sections 2.1(a) and 5.6(a)(ii) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c) . All certificates representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole shares of Parent Common Stock (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c) . Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.1(d) and any dividends or distributions payable pursuant to Section 2.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.2(c) . If any certificate representing any Share(s) shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Parent Common Stock, require the owner of such lost, stolen or destroyed certificate representing any Share(s) to provide a customary affidavit and to deliver a bond in a reasonable amount as Parent may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such certificate representing such Share(s).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.1(d), until in either case, such Share has been surrendered in accordance with this Article II. Following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Restricted Shares or Restricted Stock Units, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding were made.

     (d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.2(c), subject to applicable abandoned property, escheat or similar Law. If any certificate representing any Share shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock or any dividends or other distributions payable to the holder of such certificate representing any Share would otherwise escheat to or become the property of any Governmental Entity), any such shares of Parent Common Stock, dividends or other distributions in respect of such certificate representing any Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     (f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company SEC Documents filed or furnished with the SEC since January 1, 2007 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, other than, in the case of any such disclosures or other statements, any factual or historical information contained therein) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Qualification; Organization, Subsidiaries, etc.

     (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development, state of facts, condition, circumstance or occurrence that is materially adverse to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions generally (including changes in interest rates) or the financial, mortgage or securities markets in the United States or elsewhere in the world, (ii) in or affecting the industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required or permitted by this Agreement or the transactions contemplated hereby, (B) any taking of any action at the written request of Parent or Merger Sub, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, (E) any changes in GAAP or accounting standards or interpretations thereof, (F) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except to the extent that the Company and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or its Subsidiaries operate, or (G) any changes in the share price or trading volume of the Shares, in the Company’s credit rating or in any analyst’s recommendations, or the failure of the Company to meet projections or forecasts (including any analyst’s projections) (provided that the event, change, effect, development, condition or occurrence underlying such change shall not be excluded to the extent such event, change, effect, development, condition or occurrence would otherwise constitute a Company Material Adverse Effect).

     (b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated articles of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”).

     Section 3.2 Capital Stock.

     (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock (“Company Preferred Stock”). As of the close of business on April 2, 2009 (the “Company Capitalization Date”), (i) 127,760,487 shares of Company Common Stock were issued and outstanding (including 831,146 Restricted Shares), (ii) 3,323,454 shares of Company Common Stock were held in treasury, (iii) 5,949,993 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company Stock Options, (iv) 355,163 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Restricted Stock Units, (v) no shares of Company Preferred Stock were issued or outstanding and (vi) 250,000 shares of Company Preferred Stock were reserved and available for issuance pursuant to the Company Rights Agreement. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

     (b) From the close of business on the Company Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or the settlement of Restricted Stock Units outstanding as of the Company Capitalization Date under the Company Stock Plans. Except as set forth in Section 3.2(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

     (c) Except for awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (d) There are no outstanding obligations of the Company or any of its Subsidiaries restricting the transfer of, containing any right of first refusal or granting any antidilution rights with respect to, any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

     Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

     (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (ii) adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Company Board has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Company Common Stock for approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) Other than in connection with or in compliance with (i) the NRS, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the New York Stock Exchange (the “NYSE”)

and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.21, no authorization, consent or approval of, or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or result in a default (with or without notice or lapse of time, or both) under, or require any consent or approval under, or give rise to a right of termination, cancellation, acceleration or amendment of any material obligation under, or give rise to (except with respect to any Company Benefit Plans or other compensatory programs or arrangements) any vesting, guaranteed payment or loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (each, a “Contract”) binding upon or inuring to the benefit of the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or (C) which would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such consent, approval, violation, conflict, default, termination, cancellation, acceleration, amendment, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.4 Reports and Financial Statements.

     (a) From December 31, 2007 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (the “Company SEC Documents”). None of the Company’s Subsidiaries is required to make any filings with the SEC. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared from, and are based upon the books and records of the Company and its consolidated subsidiaries and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

     (c) To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

     Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

     Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the

Company SEC Documents filed with the SEC prior to the date hereof, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2008 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.7 Compliance with Law; Permits.

     (a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except for any of the foregoing franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders related to the residential construction activities of the Company and its Subsidiaries that the Company or such Subsidiaries have applied for or are endeavoring to obtain in the ordinary course of business and except where the failure to have any of the Company Permits is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

     Section 3.8 Environmental Laws and Regulations.

     (a) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since January 1, 2006, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, no action, claim, suit or proceeding is pending, and, to the knowledge of the Company, no action, claim, suit or proceeding is threatened nor is any investigation or review pending or threatened, in each case, by any Governmental Entity or other person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws with respect to their properties and operations, and are in compliance with all permits required under Environmental Laws for the conduct of their respective businesses (“Environmental Permits”); (iii) neither the Company nor any of its Subsidiaries is obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (iv) neither the Company nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law.

     (b) For purposes of this Agreement:

               (i) “Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), wetlands, subsurface strata, sediment, plant or animal life and natural resources.

               (ii) “Environmental Law” means any Law, any common law theory of liability or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection, mitigation and reclamation of the Environment; (B) any discharge, emission, release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, mitigation, containment, removal, remediation and cleanup of any such emission, discharge, release or threatened release or the protection of human health from exposure to Hazardous Materials; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

               (iii) “Hazardous Materials” means any pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, any toxic, radioactive, infectious or hazardous substance, material or agent, or any other substance or waste regulated under or for which liability or standards of care are imposed by any Environmental Law.

Section 3.9 Employee Benefit Plans.

     (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, including bonus, profit-sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock options, phantom stock, restricted stock, restricted stock units, performance stock, performance stock units, stock appreciation rights, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, sick leave, holiday pay, fringe benefit, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its

Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, holiday pay, severance or other benefits to any current or former officer or employee of the Company or its Subsidiaries.

     (b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service (the “IRS”) and, to the knowledge of the Company, after consultation with employees of the Company who are responsible for the day-to-day administration of such Company Benefit Plans, (i) there are no circumstances likely to result in the revocation of any such favorable determination letter and (ii) there are no circumstances indicating that any such plan is not so qualified in operation. To the knowledge of the Company, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred, except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits nor has any liability or obligation to provide such benefits, except as required by applicable Law. There is no pending, or to the knowledge of the Company, threatened litigation or claims (other than routine claims for benefits) relating to the Company Benefit Plans which are having or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) None of the Company, any of its Subsidiaries or any other person or entity that together with any other person or entity is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) contributes to or maintains an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (an “ERISA Plan”) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or have contributed to or maintained any such plan at any time during the past six years and no liability has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries has contributed, or been obligated to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) at any time during the past six years and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan.

     (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

     Section 3.10 Absence of Certain Changes or Events.

     (a) From December 31, 2008 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Since the date of this Agreement, there has not been any event, change, effect, development, state of facts, condition, circumstance or occurrence that is having or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity which, in the case of clause (a) or (b), are having or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.12 Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Stockholders’ Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of the Company.

     Section 3.13 Tax Matters.

     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) other than with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP (A) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, and (B) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (ii) all deficiencies asserted or assessed by a taxing authority against the Company or any of its Subsidiaries have been paid in full or are adequately reserved, in accordance with GAAP, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of income or franchise Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes, (iv) there are no Liens for income or franchise Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens, (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code, (vi) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement with persons other than wholly owned Subsidiaries of the Company or (B) has any liability for Taxes of any other person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (vii) as of the date hereof, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries, (viii) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011 -4(b)(2) and (ix) to the knowledge of the Company, as of the date hereof and without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

     (b) As used in this Agreement, “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, margin or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

     (c) As used in this Agreement, “Tax Return” means any return, report or similar document (including any attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

     Section 3.14 Employment and Labor Matters. Except for such matters which are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (ii) the Company and its Subsidiaries are not parties to any collective bargaining agreement and, to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, and (v) to the knowledge of the Company, there is no charge, complaint, or investigation pending or threatened by any Governmental Entity against the Company or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, workplace health and safety, terms and conditions of employment, wages and hours, or unfair labor practices, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) workplace health and safety, (iii) terms and conditions of employment and wages and hours, and (iv) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state or local Law as a result of any action taken by the Company (other than at the written direction of Parent) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. It is agreed and understood that no representation or warranty is made by the Company in respect of labor matters in any section of this Agreement other than this Section 3.14.

     Section 3.15 Intellectual Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (c) neither the Company nor any of its Subsidiaries has any claim pending of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

     Section 3.16 Real Property.

     (a) With respect to the real property owned by the Company or any Subsidiary (such property collectively, the “Company Owned Real Property”), except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of such recent consolidated balance sheet of the Company or (E) which would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated (each of the foregoing, a “Company Permitted Lien”) (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Company Owned Real Property by the Company for residential home building), (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other party to purchase, lease, occupy or otherwise utilize such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the use by the Company for residential home building of the Company Owned Real Property affected thereby and (iii) neither the Company nor its Subsidiaries have collaterally assigned or granted a security interest in the Company Owned Real Property except for Company Permitted Liens. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no pending or threatened condemnation or eminent domain proceeding with respect to any Company Owned Real Property, except proceedings which are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and its Subsidiaries are conducted (the “Company Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or other parties to such lease or other agreement thereunder exists with respect to any Company Leased Real Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Company Leased Real Property by the Company for residential home building). Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (x) received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, (y) collaterally assigned or granted a security interest in the

Company Leased Real Property except for Company Permitted Liens, or (z) received any written notice of any default under lease or other agreement for a Company Leased Real Property and, to the knowledge of Company, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by Company or any of its Subsidiaries, as applicable, under any such leases and agreements.

     (c) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending or threatened that restricts the development or sale of Company Owned Real Property currently under development or all or a portion of which is being held for sale by the Company or any of its Subsidiaries.

     (d) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any Company Owned Real Property held for development, are unpaid (other than those reflected on the most recent financial statements of the Company, and those incurred since the date of such financial statements of the Company to the extent in the ordinary course of the Company’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.17 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.21, the affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

     Section 3.18 Opinion of Financial Advisors. The Company Board has received the opinion of Goldman, Sachs & Co. dated the date of this Agreement, substantially to the effect that, as of such date, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     Section 3.19 Material Contracts.

     (a) Section 3.19(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of the following types of Contracts, whether written or oral, that are intended by the Company or any of its Subsidiaries, as applicable, to be legally binding, and to which the Company or any of its Subsidiaries is a party (such Contracts, being the “Company Material Contracts”):

               (i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (other than compensatory contracts with, or which include as participants, any current or former director or officer of the Company or any of its Subsidiaries);

               (ii) all contracts and agreements evidencing indebtedness for borrowed money in excess of $50 million in principal amount; and

               (iii) all non-competition agreements or any other agreements or arrangements (A) that materially limit or otherwise materially restrict the Company and its Subsidiaries from conducting a material portion of the business of the Company and its Subsidiaries, taken as a whole, or (B) that would, after the Effective Time, materially limit or materially restrict Parent or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) from engaging or competing in any material line of business or in any material geographic area, or that would materially limit or materially restrict a material portion of the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger.

      (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default is having or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default is having or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) The Company has made available to Parent correct and complete copies in all material respects of all Company Material Contracts, including any material amendments or material waivers thereto.

     Section 3.20 Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent for informational purposes only a true and complete copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to the Merger.

     Section 3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth (i) a true and complete list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof and (ii) the last annual premium paid by the Company for the Company’s directors’ and officers’ insurance policy. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Company Insurance

Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Company Insurance Policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.

     Section 3.22 Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 3.23 Rights Plan. The Company has taken all action necessary (a) to render the Rights Agreement, dated February 24, 2009 (the “Company Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, inapplicable to the Merger, this Agreement, the Voting Agreements executed by stockholders of the Company and the transactions contemplated hereby or thereby, including the Merger, (b) to ensure that (i) neither Parent, Merger Sub nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the Voting Agreements executed by stockholders of the Company or the transactions contemplated hereby or thereby, including the Merger, and (ii) neither a “Shares Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the Voting Agreements executed by stockholders of the Company or the transactions contemplated hereby or thereby, including the Merger, and (c) to cause the Company Rights Agreement to terminate at the Effective Time.

     Section 3.24 Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 4.21, the Company Board has taken all action necessary to render the provisions of Sections 78.411 to 78.444, inclusive, of the NRS inapplicable to this Agreement and the transactions contemplated hereby. No other “moratorium,” “control share,” “fair price,” “business combination,” “supermajority,” “affiliate transactions” or other anti-takeover Laws or any similar provisions under the Company Organizational Documents are applicable to this Agreement or the transactions contemplated hereby.

     Section 3.25 No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2007 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, other than, in the case of any such disclosures or other statements, any factual or historical information contained therein) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Qualification; Organization, Subsidiaries, etc.

     (a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development, state of facts, condition, circumstance or occurrence that is materially adverse to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions generally (including changes in interest rates) or the financial, mortgage or securities markets in the United States or elsewhere in the world, (ii) in or affecting the industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required or permitted by this Agreement or the transactions contemplated hereby, (B) any taking of any action at the written request of the Company, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, (E) any changes in GAAP or accounting standards or interpretations thereof, (F) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except to the extent that Parent and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate or (G) any changes in the share price or trading volume of the Parent Common Stock, in Parent’s credit rating or in any analyst’s recommendations, or the failure of Parent to meet projections or forecasts (including any analyst’s projections) (provided that the event, change, effect, development, condition or occurrence underlying such change shall not be excluded to the extent such event, change, effect, development, condition or occurrence would otherwise constitute a Parent Material Adverse Effect).

     (b) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and by-laws of Parent and Merger Sub, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).

     Section 4.2 Capital Stock.

     (a) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock par value $0.01 per share (“Parent Preferred Stock”). As of the close of business on April 3, 2009 (the “Parent Capitalization Date”), (i) 258,563,448 shares of Parent Common Stock were issued and outstanding (including 3,819,346 restricted share units (“Parent RSUs”)), (ii) no shares of Parent Common Stock were held in treasury, (iii) 19,890,366 shares of Parent Common Stock were reserved for issuance in respect of outstanding Parent Stock Options, (iv) no shares of Parent Preferred Stock were issued or outstanding and (v) 400,000 shares of Parent Preferred Stock were reserved and available for issuance pursuant to the Parent Rights Agreement. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     (b) From the close of business on the Parent Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options under the employee and director stock plans of Parent. Except as set forth in Section 4.2(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

     (c) Except for awards to acquire shares of Parent Common Stock under the employee and director stock plans of Parent, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

     (d) There are no outstanding obligations of Parent or any of its Subsidiaries restricting the transfer of, containing any right of first refusal or granting any antidilution rights with respect to, any shares of capital stock or other ownership interests of Parent or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

     (e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time all of the issued and outstanding capital stock of the Surviving Corporation will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     Section 4.3 Corporate Authority Relative to This Agreement; No Violation.

     (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Stockholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the Parent Stockholder Approvals, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Parent Board has resolved to recommend that Parent’s stockholders (A) approve an amendment to Parent’s Articles of Incorporation to increase the total number of shares of authorized Parent Common Stock as set forth on Section 4.3(a) of the Parent Disclosure Schedule (the “Charter Amendment”) and (B) approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Stock Issuance”) (collectively, the “Parent Recommendation”), and has directed that the Charter Amendment and Stock Issuance be submitted to the holders of Parent Common Stock for approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     (b) Other than in connection with or in compliance with (i) the NRS, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE and (v) the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or result in a default (with or without notice or lapse of time, or both) under, or require any consent or approval under, or give rise to a right of termination, cancellation, acceleration or amendment of any material obligation under, or give rise to (except with respect to any Parent Benefit Plans or other compensatory programs or arrangements) any vesting, guaranteed payment or loss of a material benefit under, any Contract binding upon or inuring to the benefit of Parent or any of its Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or (C) which would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such consent, approval, violation, conflict, default, termination, cancellation, acceleration, amendment, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.4 Reports and Financial Statements.

     (a) From December 31, 2007 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). None of Parent’s Subsidiaries is required to make any filings with the SEC. As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (i) have been prepared from, and are based upon the books and records of Parent and its consolidated subsidiaries and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

     (c) To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

     Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

     Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents filed with the SEC prior to the date hereof, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2008 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which are not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.7 Compliance with Law; Permits.

     (a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except for any of the foregoing franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders related to the residential construction activities of Parent and its Subsidiaries that Parent or such Subsidiaries have applied for or are endeavoring to obtain in the ordinary course of business and except where the failure to have any of the Parent Permits is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4 or 4.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

     Section 4.8 Environmental Laws and Regulations. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) since January 1, 2006, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, no action, claim, suit or proceeding is pending, and, to the knowledge of Parent, no action, claim, suit or proceeding is threatened nor is any investigation or review pending or threatened, in each case, by any Governmental Entity or other person relating to Parent or any of its Subsidiaries and relating to or arising out of any Environmental Law; (b) Parent and its Subsidiaries are in compliance with all Environmental Laws with respect to their properties and operations, and are in compliance with all Environmental Permits; (c) neither Parent nor any of its Subsidiaries is obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (d) neither Parent nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law.

     Section 4.9 Employee Benefit Plans.

     (a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. For purposes of this Agreement, “Parent Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, including bonus, profit-sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock options, phantom stock, restricted stock, restricted stock units, performance stock, performance stock units, stock appreciation rights, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, sick leave, holiday pay, fringe benefit, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and all employee agreements providing compensation, vacation, holiday pay, severance or other benefits to any current or former officer or employee of Parent or its Subsidiaries.

     (b) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the IRS and, to the knowledge of Parent, after consultation with employees of Parent who are responsible for the day-to-day administration of such Parent Benefit Plans, (i) there are no circumstances likely to result in the revocation of any such favorable determination letter and (ii) there are no circumstances indicating that any such plan is not so qualified in operation. To the knowledge of Parent, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred, except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits nor has any liability or obligation to provide such benefits, except as required by applicable Law. There is no pending, or to the knowledge of Parent, threatened litigation or claims (other than routine claims for benefits) relating to the Parent Benefit Plans which are having or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) None of Parent, any of its Subsidiaries or any of its ERISA Affiliates contributes to or maintains an ERISA Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or have contributed to or maintained any such plan at any time during the past six years and no liability has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any such plan. None of Parent, any of its Subsidiaries or any ERISA Affiliate of Parent or its Subsidiaries has contributed, or been obligated to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) at any time during the past six years and no liability has been or is expected to be incurred by Parent or any Subsidiary with respect to any such plan.

     (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

     Section 4.10 Absence of Certain Changes or Events.

     (a) From December 31, 2008 through the date of this Agreement, (i) the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Since the date of this Agreement, there has not been any event, change, effect, development, state of facts, condition, circumstance or occurrence that is having or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, which in the case of clause (a) or (b), are having or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.12 Information Supplied. None of the information provided by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Parent.

     Section 4.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) other than with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, and (ii) Parent and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (b) all deficiencies asserted or assessed by a taxing authority against Parent or any of its Subsidiaries have been paid in full or are adequately reserved, in accordance with GAAP, (c) as of the date of this Agreement, there are not pending or, to the knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of income or franchise Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes, (d) there are no Liens for income or franchise Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens, (e) Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code, (f) neither Parent nor any of its Subsidiaries (I) is a party to or is bound by any Tax sharing, allocation or indemnification agreement with persons other than wholly owned Subsidiaries of Parent or (II) has any liability for Taxes of any other person (other than Parent and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (g) as of the date hereof, neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Parent or any of its Subsidiaries, (h) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and (i) to the knowledge of Parent, as of the date hereof and without regard to this Agreement, Parent has not undergone an “ownership change” within the meaning of Section 382 of the Code.

     Section 4.14 Employment and Labor Matters. Except for such matters which are not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (ii) Parent and its Subsidiaries are not parties to any collective bargaining agreement and, to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees, and (v) to the knowledge of Parent, there is no charge, complaint, or investigation pending or threatened by any Governmental Entity against Parent or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, workplace health and safety, terms and conditions of employment, wages and hours, or unfair labor practices, and (b) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) workplace health and safety, (iii) terms and conditions of employment and wages and hours, and (iv) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the WARN Act or any similar state or local Law as a result of any action taken by Parent that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. It is agreed and understood that no representation or warranty is made by Parent or Merger Sub in respect of labor matters in any section of this Agreement other than this Section 4.14.

     Section 4.15 Intellectual Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its Subsidiaries for their use of the Intellectual Property of Parent or any of its Subsidiaries, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe any intellectual property rights of any person, (c) neither Parent nor any of its Subsidiaries has any claim pending of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its Subsidiaries and (d) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its Subsidiaries.

     Section 4.16 Real Property.

     (a) With respect to the real property owned by Parent or any Subsidiary (such property collectively, the “Parent Owned Real Property”), except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to such Parent Owned Real Property, free and clear of all Liens other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto included in the Parent SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of such recent consolidated balance sheet of Parent or (E) which would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated (each of the foregoing, a “Parent Permitted Lien”) (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Parent Owned Real Property by Parent for residential home building), (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other party to purchase, lease, occupy or otherwise utilize such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the use by Parent for residential home building of the Parent Owned Real Property affected thereby and (iii) neither Parent nor its Subsidiaries have collaterally assigned or granted a security interest in the Parent Owned Real Property except for Parent Permitted Liens. Neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no pending or threatened condemnation or eminent domain proceeding with respect to any Parent Owned Real Property, except proceedings which are not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and its Subsidiaries are conducted (the “Parent Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord or other parties to such lease or other agreement thereunder exists with respect to any Parent Leased Real Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Parent Leased Real Property by Parent for residential home building). Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has (x) received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, (y) collaterally assigned or granted a security interest in the Parent Leased Real Property except for Parent Permitted Liens, or (z) received any written notice of any default under lease or other agreement for a Parent Leased Real Property and, to the knowledge of Parent, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by Parent or any of its Subsidiaries, as applicable, under any such leases and agreements.

     (c) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending or threatened that restricts the development or sale of Parent Owned Real Property currently under development or all or a portion of which is being held for sale by Parent or any of its Subsidiaries.

     (d) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any Parent Owned Real Property held for development, are unpaid (other than those reflected on the most recent financial statements of Parent, and those incurred since the date of such financial statements of Parent to the extent in the ordinary course of Parent’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, are not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.17 Required Vote of Parent Stockholders; Merger Sub Approval.

     (a) The affirmative vote of (i) holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Charter Amendment, (ii) holders of a majority of the Parent Common Stock present or represented and entitled to vote on the Stock Issuance at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Stock Issuance (collectively, the “Parent Stockholder Approvals”) and (iii) Parent, as the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve the Merger, and no other vote of the holders of any class or series of Parent or Merger Sub capital stock is necessary to approve the Charter Amendment or the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger.

     (b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder, (ii) duly approved this Agreement, the Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified and (iii) submitted this Agreement for approval by Parent, as the sole stockholder of Merger Sub and recommended Parent approve the same. Parent, as the sole stockholder of Merger Sub, has duly approved this Agreement and the Merger.

     Section 4.18 Opinion of Financial Advisor. The Parent Board has received the opinion of Citigroup Global Markets Inc. dated the date of this Agreement, substantially to the effect that, as of such date, the Exchange Ratio is fair to Parent from a financial point of view.

     Section 4.19 Material Contracts.

     (a) Section 4.19(a) of the Parent Disclosure Schedule contains a complete list as of the date hereof of the following types of Contracts, whether written or oral, that are intended by Parent or any of its Subsidiaries, as applicable, to be legally binding, and to which Parent or any of its Subsidiaries is a party (such Contracts, being the “Parent Material Contracts”):

               (i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Subsidiaries (other than compensatory contracts with, or which include as participants, any current or former director or officer of Parent or any of its Subsidiaries);

               (ii) all contracts and agreements evidencing indebtedness for borrowed money in excess of $50 million in principal amount; and

               (iii) all non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict Parent and its Subsidiaries from conducting a material portion of the business of Parent and its Subsidiaries, taken as a whole.

     (b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default is having or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default is having or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a legal, valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) Parent has made available to the Company correct and complete copies in all material respects of all Parent Material Contracts, including any material amendments or material waivers thereto.

     Section 4.20 Finders or Brokers. Except for Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     Section 4.21 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any Securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     Section 4.22 Insurance. Section 4.22 of the Parent Disclosure Schedule sets forth a true and complete list of the material insurance policies covering Parent and its Subsidiaries as of the date hereof. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which Parent or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Parent and its Subsidiaries are in compliance with the terms and conditions of such Parent Insurance Policy, (b) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Insurance Policy and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.

     Section 4.23 Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 4.24 Rights Plan. Parent has taken all action necessary (a) to render the Section 382 Rights Agreement, dated March 5, 2009 (“Parent Rights Agreement”), between Parent and Computershare Trust Company, N.A., as Rights Agent, inapplicable to the Merger, this Agreement, the Voting Agreements executed by stockholders of Parent and the transactions contemplated hereby or thereby, including the Merger, and (b) to ensure that (i) neither the Company nor any Company stockholder will become an “Acquiring Person” (as such term is defined in the Parent Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the Voting Agreements executed by stockholders of Parent or the transactions contemplated hereby or thereby, including the Merger, and (ii) neither a “Share Acquisition Date” nor a “Distribution Date” (each as defined in the Parent Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the Voting Agreements executed by stockholders of Parent or the transactions contemplated hereby or thereby, including the Merger.

     Section 4.25 No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of Business by the Company.

     (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and the Company and its Subsidiaries shall use their reasonable best efforts to (A) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (B) preserve the Company’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, (C) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses of the Company and its Subsidiaries as are currently in effect and (D) comply in all material respects with all applicable Laws; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

     (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and prior to the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

               (i) shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned by the Company to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries;

               (ii) except for transactions between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, the Company shall not, and shall not permit any of its Subsidiaries, to redeem, repurchase, defease or otherwise cancel any indebtedness for borrowed money of the Company or any Subsidiary, other than (x) at stated maturity, (y) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness for borrowed money may be entitled), and (z) indebtedness for borrowed money either (A) not in excess of $1 million or (B) arising under the agreements disclosed in Section 5.1(b)(ii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

               (iii) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any capital expenditures, loans, advances or capital contributions to, or investments in, any other person with a value in excess of $15 million in the aggregate, except (A) in the ordinary course of business, including entering into option contracts to acquire (and purchasing pursuant to the terms of such contracts) (1) finished lots in an amount not to exceed $8 million individually or $150 million in the aggregate or (2) raw land in an amount not to exceed $20 million in the aggregate, (B) as required by or pursuant to existing contracts, including existing contracts for the acquisition of finished lots or realty, or (C) as made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

               (iv) shall not, and shall not permit any of its Subsidiaries to, (A) split, combine, reclassify, subdivide or amend the terms of any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction or (B) enter into any agreement with respect to voting of any of its capital stock or any securities convertible or exchangeable for such shares;

               (v) except as required by existing written agreements or Company Benefit Plans, as otherwise required by applicable Law, or as permitted under Section 5.6(b)(v) and Section 5.6(b)(vi), shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or other employees, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for agreements entered into with any newly-hired employees or replacements or as a result of promotions, (2) for employment agreements terminable on less than thirty days’ notice without penalty, and (3) for severance agreements entered into with employees who are not executive officers, in the ordinary course of business in connection with terminations of employment) or (C) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except (x) as permitted pursuant to clause (B) above, or (y) for entering into or amending collective bargaining agreements in the ordinary course of business;

               (vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (vii) except as required by a change in Law, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to the Company and its Subsidiaries;

               (viii) shall not, and shall not permit any of its Subsidiaries to, adopt or propose to adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter documents;

               (ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options or the vesting or settlement of Restricted Stock Units outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards in the ordinary course of business in accordance with the Company’s customary long-term compensation award practices in accordance with Section 5.6(b)(vi);

               (x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, ownership interest or convertible or exchangeable securities;

               (xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness for borrowed money of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (D) indebtedness incurred in the ordinary course of business pursuant to funding facilities for the Company’s financial services Subsidiaries, provided that nothing contained herein shall prohibit the Company and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

               (xii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, lease, license, transfer, guarantee, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or material assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sales of land or homes in the ordinary course of business), except (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and that are set forth in Section 5.1(b)(xii) of the Company Disclosure Schedule or (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

               (xiii) shall not, and shall not permit any of its Subsidiaries to, (A) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property)) or (B) vote in support of, consent to or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any joint venture or similar entity to which the Company or any of its Subsidiaries is a party that is not a Subsidiary of the Company (other than consolidations, mergers or reorganizations that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property));

               (xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that would materially restrict, after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

               (xv) shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages not in excess of $15 million individually or $75 million in the aggregate (but excluding from such aggregate total any individual claim involving the payment by the Company of an amount less than $1 million) by the Company and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

               (xvi) shall not, and shall not permit any of its Subsidiaries to, enter into interest rate swaps and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

               (xvii) shall not, and shall not permit any of its Subsidiaries to, issue or forgive any loans to directors, officers, employees, contractors or any of their respective affiliates, except for any such issuances that would not violate the Sarbanes-Oxley Act; and

               (xviii) shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 5.2 Conduct of Business by Parent.

     (a) From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and Parent and its Subsidiaries shall use their reasonable best efforts to (A) keep available the services of current officers, key employees and consultants of Parent and each of its Subsidiaries, (B) preserve Parent’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, (C) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses of Parent and its Subsidiaries as are currently in effect and (D) comply in all material respects with all applicable Laws; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

     (b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and prior to the earlier of the Effective Time and the Termination Date, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

               (i) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned by Parent to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries;

               (ii) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions that could not reasonably be expected to make it materially more difficult to obtain any authorization, consent or approval required in connection with the Merger and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, including the Merger;

               (iii) shall not, and shall not permit any of its Subsidiaries to, (A) split, combine, reclassify, subdivide or amend the terms of any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction or (B) enter into any agreement with respect to voting of any of its capital stock or any securities convertible or exchangeable for such shares;

               (iv) except for (A) the adoption of an amendment to Parent’s Articles of Incorporation as contemplated in Parent’s proxy statement for its 2009 Annual Meeting of Shareholders and (B) an amendment to Parent’s certificate of designations of Parent’s Series A Junior Participating Preferred Shares to increase the number of shares, shall not, and shall not permit any of its Subsidiaries to, adopt or propose to adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter documents;

               (v) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options or the vesting or settlement of Parent RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards in the ordinary course of business in accordance with Parent’s customary schedule;

               (vi) shall not, and shall not permit any of its Subsidiaries to, (A) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property)) or (B) vote in support of, consent to or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any joint venture or similar entity to which Parent or any of its Subsidiaries is a party that is not a Subsidiary of Parent (other than consolidations, mergers or reorganizations that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property)); and

               (vii) shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 5.3 Investigation.

     (a) Each of the Company and Parent shall afford the other party and to the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Parent or the Company, as the case may be, shall use reasonable best efforts to implement procedures to provide the access or information contemplated by this Section 5.3 without violating such agreement), or (iii) cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

     (b) The parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of February 17, 2009, between the Company and Parent (the “Confidentiality Agreement”).

     Section 5.4 Non-Solicitation.

     (a) Subject to Sections 5.4(b) -(k), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries with respect to, or the making or submission of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person, except to notify such person as to the existence of the provisions of this Section 5.4, (iv) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(c)) .

     (b) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) receipt of any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal and (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a reasonably current basis of any material change to the financial or other material terms of any such Alternative Proposal or indication or inquiry.

     (c) Notwithstanding the limitations set forth in Section 5.4(a), if, after the date hereof and prior to the receipt of the Company Stockholder Approval, the Company receives an unsolicited, written Alternative Proposal that the Company Board determines in good faith either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, then the Company may, subject to compliance with this Section 5.4 and if, and only if, prior to taking any such actions the Company receives from the third party making such Alternative Proposal an executed confidentiality agreement on terms with respect to confidentiality no less favorable to the Company than the Confidentiality Agreement: (i) furnish nonpublic information to the third party making such Alternative Proposal and (ii) engage in discussions or negotiations with such third party. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing information to Parent that is required to be provided under this Section 5.4.

     (d) Except as otherwise provided in Section 5.4(e) or Section 5.4(g), the Company Board may not withdraw or, in a manner adverse to Parent or Merger Sub, modify or qualify the Company Recommendation (any such actions being a “Company Change of Recommendation”).

     (e) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Stockholder Approval, in response to the receipt of a Superior Proposal that has not been withdrawn and provided the Company and its Subsidiaries have complied in all material respects with this Section 5.4, the Company Board may make a Company Change of Recommendation; provided, that the Company has complied in all material respects with the following sentence of this Section 5.4(e) and, after so complying, such proposal continues to constitute a Superior Proposal and the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure to make a Company Change of Recommendation would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law. The Company Board shall not make a Company Change of Recommendation unless the Company has, three business days in advance (the “Notice Period”), provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal; provided, however, that if during the Notice Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall provide written notice of such revisions to Parent and the Notice Period shall be extended by one business day.

     (f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any legally required disclosure to the Company’s stockholders or taking any position with respect to the Merger if, in the good faith judgment of the Company Board, after consultation with the Company’s outside legal advisors, failure to so take and/or disclose would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law or obligations under the rules and regulations of the NYSE; provided, however, that any action that would constitute a Company Change of Recommendation may only be made in compliance with either Section 5.4(e) or Section 5.4(g) .

     (g) Nothing contained in this Agreement shall prohibit the Company or the Company Board from, at any time prior to the receipt of the Company Stockholder Approval, making a Company Change of Recommendation if the Company Board is required to do so under applicable Law; provided, that the Company Board shall not make a Company Change of Recommendation pursuant to this Section 5.4(g) unless the Company has three business days in advance provided a written notice to Parent advising Parent of its intent to make a Company Change of Recommendation as required under applicable Law.

     (h) As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any person or group of persons prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding shares of Company Common Stock, (iii) the acquisition by any person or group of persons of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole or (iv) the direct or indirect acquisition by any person or group of persons of 20% or more of the outstanding shares of Company Common Stock.

     (i) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) made by any person or group of persons on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (taking into account such factors as the Company Board in good faith deems relevant).

     (j) The Company agrees that, as of the date hereof, it and its Subsidiaries shall, and the Company shall direct its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any persons with respect to any Alternative Proposal which shall have occurred prior to the date hereof. The Company also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with any Alternative Proposal to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries.

     (k) During the period from the date of this Agreement through the Effective Time, the Company (i) shall not terminate, amend, modify or waive any standstill provision of any confidentiality, standstill or similar agreement between the Company and any other person which relates to any transaction that could constitute an Alternative Proposal and (ii) agrees to use its reasonable best efforts to enforce the provisions of any such agreements, including using its reasonable best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction; provided, that the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this Section 5.4(k), if the Company Board determines in good faith, after consultation with the Company’s outside legal advisors, such action or inaction would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law or if such action or failure to act would otherwise be permitted by this Section 5.4.

     Section 5.5 Filings; Other Actions.

     (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4 in which the Joint Proxy Statement will be included as a prospectus. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Stock Options into options to acquire Parent Common Stock, the conversion of the Restricted Shares into the right to receive Parent Common Stock as set forth in Section 5.6(a)(ii) and the conversion of the Restricted Stock Units into shares of Parent Common Stock as set forth in Section 5.6(a)(ii), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the

Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company.

     (b) Each of the Company and Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable to consider, in the case of Parent, the Charter Amendment and the Stock Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the approval of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholders’ Meeting”). The Company will, except to the extent the Company has made a Company Change of Recommendation in compliance with Section 5.4(e) or Section 5.4(g), through the Company Board, recommend that its stockholders approve this Agreement and will use reasonable best efforts to solicit from its stockholders, proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Parent will, through the Parent Board, recommend that its stockholders approve the Charter Amendment and the Stock Issuance, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Charter Amendment and the Stock Issuance and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approval.

     (c) The Parent Board may not withdraw or, in a manner adverse to the Company, modify or qualify the Parent Recommendation (any such actions being a “Parent Change of Recommendation”), except to the extent that the Parent Board is required to do so under applicable Law; provided, that the Parent Board shall not make a Parent Change of Recommendation pursuant to this Section 5.5(c) unless Parent has three business days in advance provided a written notice to the Company advising the Company of its intent to make a Company Change of Recommendation as required under applicable Law.

     (d) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

     Section 5.6 Stock Options and Other Stock-Based Awards; Employee Matters.

     (a) Stock Options and Other Stock-Based Awards.

               (i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, be converted into a vested option to purchase shares of Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions (except as provided in this Section 5.6(a)(i)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase that number of shares of Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Stock Options will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which the Company Stock Options were exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent. Solely with respect to a Company Stock Option granted with an exercise price of less than $40.00 per share of Company Common Stock (which shall have been converted into a Parent Stock Option pursuant to the terms of this Section 5.6(a)(i)), the terms of such Parent Stock Option (as so converted) shall provide that if the employment of the applicable option holder is terminated under circumstances that would entitle such option holder to severance benefits under a severance plan, program or agreement in which such option holder participates (or to which such option holder is a party) as of immediately following the Effective Time (a “Severance Event”) during the period beginning at the Effective Time and ending on the second anniversary thereof, such Parent Stock Option shall remain exercisable until the earlier of (1) the later of (x) the third anniversary of the date of such termination of employment and (y) the date on which the Company Stock Option (which shall have been converted into a Parent Stock Option pursuant to the terms hereof) would cease to be exercisable in accordance with its terms and (2) the expiration of the scheduled term of the Company Stock Option (which shall have been converted into a Parent Stock Option pursuant to the terms hereof). No later than the Effective Time, the Company shall pass such resolutions as are necessary to approve the terms of this Section 5.6(a)(i) .

               (ii) At the Effective Time, each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) and each restricted or deferred stock unit based on shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Stock Units”) shall, automatically and without any action on the part of the holders thereof, vest and be converted, on the same terms and conditions (except as provided in this Section 5.6(a)(ii)) as were applicable under such Restricted Shares and Restricted Stock Units, as applicable, immediately prior to the Effective Time, into a number of shares of Parent Common Stock or units with respect to Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Restricted Shares or Restricted Stock Units, as applicable, and (B) the Exchange Ratio.

               (iii) Immediately prior to the Effective Time, each award of performance units with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Performance Units”) shall, automatically and without any action on the part of the holders thereof, vest and be converted, into the right to receive, immediately prior to the Effective Time, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Unit, assuming the achievement of all performance goals applicable to such Company Performance Unit at target levels and (ii) the Fair Market Value (as defined in the Amended and Restated Centex Corporation 2003 Equity Incentive Plan) of Company Common Stock on the day immediately prior to the Effective Time.

               (iv) At the Effective Time, Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Company Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6(a)) .

               (v) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Stock Options resulting from the conversion of Company Stock Options assumed by Parent in accordance with this Section 5.6(a) . At or prior to the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options resulting from the conversion of Company Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding.

     (b) Employee Matters.

               (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. During the period beginning at the Effective Time and ending on December 31, 2009, Parent shall provide, or shall cause to be provided, to each current and former Company Employee, other than such employees covered by collective bargaining agreements, compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time (except that the Company’s Salary Continuation Plan shall be disregarded for purposes of this sentence). Thereafter, it is the intention of Parent that over the long term Company Employees and similarly situated employees of Parent, taking into account the job responsibilities, scope of duties, performance and geographic location of such employees, will be treated alike in terms of compensation and benefits. Without limiting the generality of the foregoing, during the period beginning on January 1, 2010 and ending on December 31, 2010, any change made in the salary or annual incentive bonus of any Company Employee, other than any such employee covered by collective bargaining agreements, shall not affect such Company Employee in a manner which is disproportionate, taking into account the market pay, job responsibilities, scope of duties, performance and geographic location of such employees, to any change in the salary or annual incentive bonus of any similarly situated employee of Parent. From and after December 31, 2009, Parent shall provide, or shall cause to be provided, to each current and former Company Employee, other than such employees covered by collective bargaining agreements, pension and welfare benefits including medical, dental, pharmaceutical and vision benefits that are no less favorable, in the aggregate, than the pension and welfare benefits provided to similarly situated employees of Parent.

               (ii) For all purposes (including purposes of vesting, eligibility to participate, accrual of benefits and level of benefits) under the “employee benefit plans” (as such term is defined in section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and programs of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan or program in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits and, provided, further, that Company Employees’ years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time shall not be included for purposes of determining whether a Company Employee satisfies the requirements of the “Seventy Year Rule” (within the meaning of Parent’s equity incentive plans and option award agreements thereunder), unless the Company Employee terminates employment after December 31, 2011. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

               (iii) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans and the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

               (iv) Notwithstanding anything in this Agreement to the contrary, during the period beginning at the Effective Time and ending on December 31, 2010, Parent shall provide (A) severance benefits on an individual-by-individual basis that are no less favorable to the applicable Company Employee than the severance benefits provided to such Company Employee under the Company’s severance plans, programs and agreements as of immediately prior to the Effective Time (except that the Company’s Salary Continuation Plan shall be disregarded for purposes of this Section 5.6(b)(iv)(A)) and (B) paid time-off benefits on an individual-by-individual basis that are no less favorable to the applicable Company Employee than the paid time-off programs provided to such Company Employee under the Company’s paid time-off programs as of immediately prior to the Effective Time.

              (v) Notwithstanding anything in this Agreement to the contrary, the Company may establish a short-term incentive compensation program (the “New Bonus Plan”) for the Company’s fiscal year which commenced April 1, 2009 and may establish with respect to each individual who participates in a short-term incentive plan in the ordinary course of business consistent with past practice (a “Bonus Plan Participant”) short-term incentive compensation target payout levels (i.e., target, maximum, threshold), provided that the target payout level with respect to each such Bonus Plan Participant shall be no greater than 100% of such Bonus Plan Participant’s target payout opportunity under the short-term incentive compensation program in which such Bonus Plan Participant participated during the Company’s fiscal year ended March 31, 2009 (or in the case of a newly-hired or promoted employee, the opportunity provided to similarly situated Company Employees) (the “Full Bonus”); provided that, if the Effective Time occurs, (A) Parent shall pay, or cause to be paid, to each Bonus Plan Participant employed by the Company or any of its Subsidiaries or Affiliates on December 31, 2009, as soon as practicable following such date, but in no event later than March 15, 2010, an amount equal to the product of (1) the applicable Bonus Plan Participant’s target bonus under the New Bonus Plan and (2) 75% (the “Unprorated Bonus”) and (B) Parent shall pay to each Bonus Plan Participant who experiences a Severance Event prior to December 31, 2009, as soon as practicable, but in no event more than 30 days, following the applicable Severance Event, an amount equal to the product of (1) the Unprorated Bonus and (2) a fraction, the numerator of which is the number of days between (and including) April 1, 2009 and the applicable Severance Event and the denominator of which is 275. Notwithstanding the foregoing, with respect to each of the five Bonus Plan Participants identified in Section 5.6(b)(v) of the Company Disclosure Schedule, any payment made pursuant to the New Bonus Plan to such a Bonus Plan Participant shall be made at the Effective Time in an amount equal to such Bonus Plan Participant’s Full Bonus and shall (in the event of a termination prior to March 31, 2010 of such Bonus Plan Participant’s employment entitling such Bonus Plan Participant to severance under the Company’s Plan Regarding Severance After a Change in Control (the “Change in Control Plan”)) reduce the payment to such Bonus Plan Participant under the Change in Control Plan in accordance with the terms of such plan as of the date hereof. For the avoidance of doubt, the amount of any severance pay payable to a Bonus Plan Participant identified in Section 5.6(b)(v) of the Company Disclosure Schedule under the Change in Control Plan shall be reduced in such circumstances pursuant to the terms of the Change in Control Plan by an amount equal to the product of (A) the Full Bonus paid to such Bonus Plan Participant and (B) a fraction, the numerator of which equals the number of days between the date on which the applicable Severance Event occurs and March 31, 2010 and the denominator of which equals 365. The New Bonus Plan shall be the sole short-term incentive compensation plan in effect for the Company’s fiscal year which commenced April 1, 2009 (other than any commission or similar sales incentive plans or the retention program established in accordance with this Agreement). The Company shall take, or cause to be taken, any and all actions, including, but not limited to, (x) amending the terms of any short-term incentive compensation, severance or other plans, programs or agreements in which any Bonus Plan Participant participates (or to which any Bonus Plan Participant is a party) and (y) obtaining any consents from any Bonus Plan Participants, in each case as are necessary, to ensure that, effective immediately prior to the Effective Time, the terms of any such plans, programs or agreements in which any Bonus Plan Participant participates (or to which any Bonus Plan Participant is a party) comply with, and are not otherwise inconsistent with, the terms of the New Bonus Plan as set forth in this Section 5.6(b)(v) . Parent shall provide, or cause to be provided to, each Company Employee a bonus opportunity for calendar year 2010 consistent with the principles articulated in Section 5.6(b)(i) .

               (vi) Notwithstanding anything in this Agreement to the contrary, the Company may establish a long-term incentive compensation program (the “New LTIP”) for the Company’s fiscal year which commenced April 1, 2009 and may grant each individual who participates in a long-term incentive plan in the ordinary course of business consistent with past practice (an “LTIP Participant”) a long-term incentive award under an equity incentive plan of the Company which shall consist of a number of Restricted Shares having a fair market value on the date of grant (the “Grant Date”) no greater than 100% of the total value on the date of grant of the aggregate long term incentive awards granted to such LTIP Participant with respect to the Company’s fiscal year ended March 31, 2009 (or in the case of a newly-hired or promoted employee, the awards granted to similarly situated Company Employees). Each award granted under the New LTIP shall provide that no Restricted Shares subject to the award shall vest immediately upon the Effective Time and such Restricted Shares shall vest (1) on March 31, 2010, with respect to 1/3 of the number of Restricted Shares subject to the award on the Grant Date, (2) on March 31, 2011, with respect to an additional 1/3 of the number of Restricted Shares subject to the award on the Grant Date and (3) on March 31, 2012, with respect to the remaining 1/3 of the number of Restricted Shares subject to the award on the Grant Date. Each award granted under the New LTIP also shall provide that (A) at the Effective Time, 25% of the number of Restricted Shares subject to the award on the Grant Date shall be forfeited by the LTIP Participant to the Company, (B) after the Effective Time, notwithstanding the vesting schedule in effect immediately prior to the Effective Time, the Restricted Shares shall vest (x) on March 31, 2010, with respect to 25% of the number of Restricted Shares subject to the award on the Grant Date, (y) on March 31, 2011, with respect to an additional 25% of the number of Restricted Shares subject to the award on the Grant Date and (z) on March 31, 2012, with respect to the remaining 25% of the number of Restricted Shares subject to the award on the Grant Date and (C) if, after the Effective Time, an LTIP Participant experiences a Severance Event (x) prior to the first anniversary of the Grant Date, the award shall immediately vest with respect to 25% of the number of Restricted Shares subject to the award on the Grant Date, (y) after the first anniversary of the Grant Date, but prior to the second anniversary of the Grant Date, the award shall immediately vest with respect to an additional 25% of the number of Restricted Shares subject to the award on the Grant Date and (z) after the second anniversary of the Grant Date, but prior to the third anniversary of the Grant Date, the award shall immediately vest in full. Without limiting the generality of Section 5.6(b)(i), Parent shall provide, or cause to be provided to, each Company Employee long term incentive awards for calendar year 2010 no less favorable than the long-term incentive awards provided to similarly situated employees of Parent, taking into account the job responsibilities, scope of duties, performance and geographic location of the employees.

      Section 5.7 Reasonable Best Efforts.

     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law), including with respect to the matters set forth in Section 5.7 of the Parent Disclosure Schedule, to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, Merger Sub or the Company or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) to the extent required, promptly, but in no event later than fifteen days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Entity may assert under Regulatory Law with respect to the transactions contemplated hereby. In furtherance of the foregoing, the parties shall take all actions necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) or its affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided that any such agreement or action by the Company shall be conditioned on the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to take any action, propose or make any divestiture or other undertaking, or propose or enter into a consent decree, in each case that would have either a Parent Material Adverse Effect or a Company Material Adverse Effect. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion (other than relating to the scheduling of any meetings or of any discussions), either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. The Company and Parent shall furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Either Parent or the Company may designate any competitively sensitive information provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers or directors of their client unless express written permission is obtained in advance from the disclosing party or its legal counsel.

     (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.7.

     (d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

     Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 5.9 Public Announcements. Except with respect to any Company Change of Recommendation, Parent Change of Recommendation or any action taken by the Company or the Company Board pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, the parties shall use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange, shall use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

     Section 5.10 Indemnification and Insurance.

     (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s articles of incorporation and by-laws set forth in Exhibit A and Exhibit B in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10 without limit as to time.

     (b) At and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

     (c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of immediately prior to the Effective Time maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time or (ii) a “tail” policy (which the Company may purchase at its option prior to the Effective Time, and, in such case, Parent shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by the Surviving Corporation) under the Company’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, is from a carrier with comparable credit ratings to Company’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

     (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the NRS (or any other applicable Law) or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

     Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     Section 5.12 Certain Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are payable under applicable Law in connection with the transactions contemplated by this Agreement. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

     Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 5.14 Tax Matters. Neither Parent nor the Company shall take any action or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 5.15 Listing of Shares of Parent Common Stock. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Section 5.16 Board of Directors of Parent. Parent shall take all actions as may be necessary to cause, as of the Effective Time, the Parent Board to be comprised of (a) eight current directors of the Parent Board and (b) four current directors of the Company Board designated by the Company (each a “Company Designee”). At the first annual meeting of Parent following the Closing, Parent shall nominate each of the Company Designees, and use reasonable best efforts to cause each Company Designee, to be reelected to the Parent Board as follows: one Company Designee to be reelected to a term expiring at the second annual meeting following the Closing Date, one director to be reelected to a term expiring at the third annual meeting following the Closing Date and two directors to be reelected to terms expiring at the fourth annual meeting following the Closing Date. If, prior the expiration of the term to which the relevant Company Designee is or was reelected pursuant to the immediately preceding sentence, any Company Designee dies, resigns or is removed from the Company Board, then a successor to such Company Designee shall be chosen by a majority of the other Company Designees (or their successors chosen pursuant to this sentence) then serving on the Parent Board. Subject to compliance with the applicable qualification and independence standards promulgated by the SEC and NYSE, as applicable, at least one Company Designee shall be appointed to each committee of the Parent Board.

     Section 5.17 Dallas Business Presence. Parent will maintain an office in Dallas, Texas as a home office extension of the Detroit headquarters and will conduct certain support functions of the combined company out of such office.

     Section 5.18 Officers of Parent. The Chief Executive Officer of Parent shall continue to be the Chief Executive Officer of Parent following the Effective Time. Additional members of the senior management of Parent shall be designated prior to the Effective Time by the majority vote of a selection committee comprised of (a) the Chief Executive Officer of the Company or his designee, (b) the Chief Executive Officer of Parent or his designee and (c) one additional representative designated by Parent.

     Section 5.19 Rights Agreements.

     (a) Without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not redeem the rights issued under the Company Rights Agreement or amend or terminate the Company Rights Agreement prior to the Effective Time other than (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements executed by stockholders of the Company and the transactions contemplated hereby and thereby, (ii) as required to do so by a court of competent jurisdiction (in which case, to the extent permitted by such court of competent jurisdiction, the Company shall provide Parent with written notice at least three business days prior to taking any such action), (iii) to preserve the net operating losses of Parent following the Closing or (iv) to effectuate the Merger and the transactions contemplated hereby.

     (b) Without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not redeem the rights issued under the Parent Rights Agreement or amend or terminate the Parent Rights Agreement prior to the Effective Time other than (i) to render the Parent Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements executed by stockholders of Parent and the transactions contemplated hereby and thereby, (ii) as required to do so by a court of competent jurisdiction (in which case, to the extent permitted by such court of competent jurisdiction, the Company shall provide the Company with written notice at least three business days prior to taking any such action), (iii) to preserve the net operating losses of Parent following the Closing or (iv) to effectuate the Merger and the transactions contemplated hereby.

     (c) Parent shall take all such actions necessary to render each of (i) Article IX of Parent’s by-laws adopted by the Parent Board on the date hereof and (ii) Article XII of Parent’s Articles of Incorporation (assuming such Article is approved by Parent’s stockholders at Parent’s 2009 annual meeting) inapplicable to the Merger, this Agreement and the transactions contemplated hereby (including the receipt of the Merger Consideration by each holder of Shares pursuant to Article II hereof).

ARTICLE VI

CONDITIONS TO THE MERGER

     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, to the extent permitted by Law, waiver by all parties) at or prior to the Effective Time of the following conditions:

     (a) Each of the Company Stockholder Approval and Parent Stockholder Approvals shall have been obtained.

     (b) No temporary restraining order or preliminary or permanent injunction issued by any court of competent jurisdiction shall be in effect that prohibits or prevents the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts to prevent the entry of any such order or injunction and to appeal as promptly as practicable any order or injunction that may be entered).

     (c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

     (d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

     (a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Sections 4.2(a), 4.10(a)(ii) and 4.10(b)) that are qualified by Parent Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 4.2(a), 4.10(a)(ii) and 4.10(b) and those representations and warranties qualified by Parent Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as are not having or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) Section 4.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, (iv) Section 4.10(a)(ii) shall be true and correct at and as of the date of this Agreement and (v) Section 4.10(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

     (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) The Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, the Company or others reasonably requested by such counsel.

     The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of this Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

     Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

     (a) The representations and warranties of the Company set forth in (i) this Agreement (other than Sections 3.2(a), 3.10(a)(ii) and 3.10(b)) that are qualified by Company Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 3.2(a), 3.10(a)(ii) and 3.10(b) and those representations and warranties qualified by Company Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as are not having or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) Section 3.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, (iv) Section 3.10(a)(ii) shall be true and correct at and as of the date of this Agreement and (v) Section 3.10(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

     (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) Parent shall have received an opinion from Honigman Miller Schwartz and Cohn LLP or Sidley Austin LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, the Company or others reasonably requested by such counsel.

     The foregoing conditions are for the sole benefit of Parent and may, subject to the terms of this Agreement, be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

ARTICLE VII

TERMINATION

     Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

     (a) by the mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if the Effective Time shall not have occurred on or before November 7, 2009 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party that fails to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

     (c) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger and such order, judgment, decree or ruling shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove or prevent entry of such order, judgment, decree or ruling;

     (d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

     (e) by either the Company or Parent if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approvals contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

     (f) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

     (g) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;

     (h) by the Company, at any time prior to obtaining the Company Stockholder Approval, in light of a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if the Company is in material breach of Section 5.4 or unless the Company has first provided a Notice of Superior Proposal to Parent and is in compliance in all material respects with Section 5.4(e) and, at the end of the Notice Period (as it may be extended if so required pursuant to the terms of Section 5.4(e)), such proposal continues to constitute a Superior Proposal and the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that making the Company Recommendation or failing to effect a Company Change of Recommendation in a manner adverse to Parent would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law;

     (i) by the Company, if the Parent Board shall have effected a Parent Change of Recommendation; and

     (j) by Parent, if the Company Board shall have (i) effected a Company Change of Recommendation or (ii) recommended the approval or adoption of any Alternative Proposal to the Company’s stockholders.

     If this Agreement is terminated pursuant to this Section 7.1, then this Agreement shall terminate (except for the provisions of Sections 7.2 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement, for fraud or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

     Section 7.2 Termination Fees.

     (a) If this Agreement is terminated by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent $48 million concurrently with any such termination.

     (b) If this Agreement is terminated by Parent pursuant to Section 7.1(j), then the Company shall pay to Parent $48 million as promptly as possible (but in any event within three business days) thereafter.

     (c) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), then the Company shall pay to Parent $24 million (unless prior to such termination the Company Board shall have effected a Company Change of Recommendation, in which event the Company shall pay to Parent $48 million), in the case of a termination by the

Company, concurrently with any such termination, and in the case of a termination by Parent, as promptly as possible (but in any event within three business days) thereafter.

     (d) If (i) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Stockholders’ Meeting, (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (iii) concurrently with or within twelve months after such termination the Company enters into a definitive agreement with respect to, or otherwise consummates, any Qualifying Transaction, then the Company shall pay to Parent $48 million (less any amounts paid by the Company to Parent pursuant to Section 7.2(c)) as promptly as possible (but in any event within three business days) thereafter.

     (e) If (i) prior to the termination of this Agreement, any Qualifying Transaction shall have been publicly proposed or publicly disclosed with respect to the Company, (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or terminated by Parent pursuant to Section 7.1(g) (by reason of an intentional breach or intentional failure to perform in any material respect any covenants or other agreements contained in this Agreement) and (iii) concurrently with or within twelve months after such termination the Company enters into a definitive agreement with respect to, or otherwise consummates, any Qualifying Transaction, then the Company shall pay to Parent $48 million as promptly as possible (but in any event within three business days) thereafter.

     (f) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), then Parent shall pay to the Company $51 million (unless prior to such termination the Parent Board shall have effected a Parent Change of Recommendation, in which event Parent shall pay to the Company $102 million), in the case of a termination by Parent, concurrently with any such termination, and in the case of a termination by the Company, as promptly as possible (but in any event within three business days) thereafter.

     (g) If this Agreement is terminated by the Company pursuant to Section 7.1(i), then Parent shall pay to the Company $102 million as promptly as possible (but in any event within three business days) thereafter.

     (h) Any amounts payable by a party pursuant Section 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f) or 7.2(g) (each a “Termination Fee” and, collectively, the “Termination Fees”) or pursuant to Section 7.2(i) shall be paid by wire transfer of immediately available funds to an account designated in writing by the other party to which such Termination Fee is to be paid. Upon payment of a Termination Fee by a party, such party shall have no further liability to the other party or its stockholders with respect to this Agreement or the transactions contemplated hereby (other than the obligation to pay any amounts payable pursuant to Section 7.2(i) and, in the case of the Company, the obligation to pay the Termination Fee set forth in Section 7.2(d) if the circumstances provided for in such Section shall apply); provided that nothing herein shall release any party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement. The parties acknowledge and agree that in no event shall the Company or Parent, as applicable, be required to pay more than one Termination

Fee (other than, in the case of the Company, the obligation to pay the Termination Fee set forth in Section 7.2(d) if the circumstances provided for in such Section shall apply).

     (i) In the event that either party shall fail to pay when due any Termination Fee required to be paid by it pursuant to this Section 7.2, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became past due, at a rate equal to the sum of (x) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (y) 5%, calculated on a daily basis until the date of actual payment. In addition, if either party shall fail to pay such Termination Fee when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including reasonable attorneys’ fees), as applicable, in connection with efforts to collect such amounts.

ARTICLE VIII

MISCELLANEOUS

     Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

     Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (i) all fees paid in respect of any HSR filing shall be borne by Parent and (ii) all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne 50% by Parent and 50% by the Company.

     Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

     Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that issues involving the consummation and effects of the Merger will be governed by the laws of the State of Nevada to the extent the application of Nevada law is mandatory.

     Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at

9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
Telecopy: (248) 433-4595
Attention: Steven M. Cook

with copies to:

          Sidley Austin LLP
          One South Dearborn
          Chicago, Illinois 60603
          Telecopy: (312) 853-7036
          Attention: Thomas A. Cole
                          Dennis V. Osimitz
                          Robert L. Verigan

To the Company:

Centex Corporation
2728 North Harwood Street
Dallas TX 75201
Telecopy: (214) 981-6855
Attention: Brian J. Woram

with copies to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Telecopy: (212) 403-2000
          Attention: Daniel A. Neff
Gregory E. Ostling

Any party to this Agreement may modify the notification details specified in this paragraph by delivering written notice of such modifications to each of the other parties as provided in this Section 8.7; provided, however, that any such modification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

     Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties except, following the Effective Time, for the provisions of Sections 2.1, 5.6(a) and 5.10.

     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments)

by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

     Section 8.14 Definitions.

     (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which more than 50% of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent or the persons listed in Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

     (b) Each of the following terms is defined on the pages set forth opposite such term:

Action	54
affiliates	67
Agreement	1
Alternative Proposal	43
Articles of Merger	2
Bonus Plan Participant	49
business day	67
Cancelled Shares	3
Change in Control Plan	49
Charter Amendment	24

Closing	2
Closing Date	2
Code	1
Company	1
Company Benefit Plans	13
Company Board	1
Company Capitalization Date	8
Company Change of Recommendation	42
Company Common Stock	3
Company Designee	56
Company Disclosure Schedule	7
Company Employees	17
Company Insurance Policies	21
Company Leased Real Property	18
Company Material Adverse Effect	7
Company Material Contracts	19
Company Organizational Documents	8
Company Owned Real Property	17
Company Performance Units	47
Company Permits	12
Company Permitted Lien	18
Company Preferred Stock	8
Company Recommendation	9
Company Rights	3
Company Rights Agreement	21
Company SEC Documents	10
Company Stock Option	46
Company Stock Plans	46
Company Stockholder Approval	19
Company Stockholders’ Meeting	45
Confidentiality Agreement	41
Contract	10
control	67
Effective Time	2
End Date	60
Environment	13
Environmental Law	13
Environmental Permits	13
ERISA	13
ERISA Affiliate	14
ERISA Plan	14
Exchange Act	9
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Form S-4	15

Full Bonus	49
GAAP	11
Governmental Entity	10
Grant Date	50
Hazardous Materials	13
HSR Act	10
Indemnified Party	54
Intellectual Property	17
IRS	14
Joint Proxy Statement	15
knowledge	67
Law	12
Lien	10
LTIP Participant	50
Merger	1
Merger Consideration	3
Merger Sub	1
New Bonus Plan	49
New LTIP	50
New Plans	48
Notice of Superior Proposal	42
Notice Period	42
NRS	2
NYSE	9
Old Plans	48
Parent	1
Parent Benefit Plans	27
Parent Board	1
Parent Capitalization Date	23
Parent Change of Recommendation	45
Parent Common Stock	3
Parent Disclosure Schedule	22
Parent Employees	30
Parent Insurance Policies	34
Parent Leased Real Property	31
Parent Material Adverse Effect	22
Parent Material Contracts	33
Parent Organizational Documents	23
Parent Owned Real Property	31
Parent Permits	26
Parent Permitted Lien	31
Parent Preferred Stock	23
Parent Recommendation	24
Parent Rights	3
Parent Rights Agreement	34
Parent RSUs	23

Parent SEC Documents	25
Parent Stock Option	46
Parent Stockholder Approvals	32
Parent Stockholders’ Meeting	45
person	67
Qualifying Transaction	62
Regulatory Law	53
Representatives	41
Restricted Shares	46
Restricted Stock Units	46
Sarbanes-Oxley Act	11
SEC	10
Securities Act	9
Severance Event	46
Share	3
Stock Issuance	24
Subsidiaries	67
Superior Proposal	43
Surviving Corporation	2
Tax Return	16
Taxes	16
Termination Date	35
Termination Fee	62
Unprorated Bonus	49
Voting Agreements	1
WARN Act	17

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PULTE HOMES, INC.

By: /s/ Richard J. Dugas
Name: Richard J. Dugas
Title: President and Chief Executive Officer

PI NEVADA BUILDING COMPANY

By: /s/ Richard J. Dugas
Name: Richard J. Dugas
Title: President

CENTEX CORPORATION

By: /s/ Timothy R. Eller
Name: Timothy R. Eller
Title: Chairman and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger